Exhibit 99.1

EPL Announces Third Quarter 2011 Results

New Orleans, Louisiana, November 3, 2011…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the third quarter and first nine months of 2011.

Highlights

•	Third quarter 2011 EBITDAX of $54.8 million and net income of $23.5 million ($0.58 per share) respectively (see EBITDAX reconciliation in the tables)

•	Third quarter 2011 revenue of $84.9 million, up 51% from the third quarter 2010, aided by a 44% increase in crude oil production and 44% increase in realized crude oil prices versus that same period

•	Oil production of 8,034 barrels (Bbls) per day (8,516 Bbls per day without the disruptions caused by Tropical Storm Lee)

•	Current oil production reaching new highs of over 9,000 Bbls per day due to ramped up activities in core areas

•	2011 operational results to date include 25 successful development and exploration projects for an 86% success rate year to date

•	Recently announced bolt on acquisition increasing interest in core Main Pass 296/311 (MP) complex with 2.6 MMboe of proved reserves and significant upside potential expected to close in November

Financial Results

Revenue for the third quarter and first nine months of 2011 was $84.9 million and $245.0 million, respectively. Revenue for the third quarter and first nine months of 2011 increased 51% and 32% versus prior periods, respectively, resulting from significantly higher oil production averages and realized oil prices. Crude oil revenue comprised 91% of total revenue during 3Q11 versus 66% during the prior year reflecting the Company’s focus on oil-weighted projects.

For the third quarter of 2011, EPL reported net income to common stockholders of $23.5 million, or $0.58 per diluted share. The net income for the third quarter of 2011 included $19.7 million ($12.4 million, net of deferred income taxes) of non-cash or non-recurring items, primarily non-cash unrealized gains on derivative instruments of $28.1 million ($17.7 million, net of deferred income taxes). Excluding the impact of these items, EPL’s adjusted third quarter net income, a non-GAAP measure, would have been net income of $11.1 million, or $0.28 per diluted share.

For the third quarter of 2011, EBITDAX was $54.8 million and discretionary cash flow was $50.9 million, or $1.27 per share (see reconciliation to GAAP of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the third quarter of 2011 was $43.7 million, compared with cash flow from operating activities of $29.5 million in the same quarter a year ago.

Gary C. Hanna, the Company’s President and CEO, stated, “Our results for the third quarter of this year reflect the full integration of our approximately $200 million property acquisition that closed mid-February and continuing execution of oil-focused development activities within our expanded asset base. Based on the strong performance of our assets, we were above the upper end of our oil production guidance range for the third quarter before the effects of Tropical Storm Lee.”

For the nine months ended September 30, 2011, net income was $34.0 million, or $0.84 per diluted share. The net income for the first nine months of 2011 included $4.9 million ($3.1 million, net of deferred income taxes) of non-cash and non-recurring items, mainly comprised of non-cash unrealized gains on derivative instruments of $31.1 million ($19.5 million, net of deferred income taxes) and $23.8 million of non-cash impairments and loss on abandonment activities ($14.9 million, net of deferred income taxes). The majority of these latter two items related to gas properties outside of the Company’s focus areas. Excluding the impact of these items, EPL’s adjusted net income for the first nine months of 2011, a non-GAAP measure, would have been net income of $30.9 million, or $0.77 per diluted share.

For the first nine months of 2011, EBITDAX and discretionary cash flow totaled $149.1 million and $139.7 million, respectively (see reconciliation to GAAP of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first nine months of 2011 was $105.9 million compared to $97.0 million in 2010.

Production and Price Realizations

Oil production for the third quarter of 2011 averaged 8,034 Bbls per day, which was in the lower end of the Company’s third quarter guidance range. Without the impact of Tropical Storm Lee, the production for the quarter would have totaled 8,516 Bbls per day. Oil production for the quarter was comprised of 97% crude oil production and 3% natural gas liquids. Third quarter 2011 crude oil production volumes were 44% higher than in the comparable quarter last year, primarily as a result of the recent acquisition of oil-weighted properties which closed mid-first quarter and the continued focus on oil-weighted projects.

Natural gas production averaged 16.4 million cubic feet (Mmcf) per day, which was above the Company’s third quarter guidance range. Without the impact of Tropical Storm Lee, the production for the quarter would have totaled 16.9 Mmcf per day. Natural gas production was essentially flat to second quarter 2011, but has declined sequentially in recent periods as the Company has continued its focus on the oil development opportunities which have higher revenue generation capability.

Price realizations, all of which are stated before the impact of derivative instruments, averaged $107.99 per barrel for crude oil and $4.21 per thousand cubic feet (Mcf) of natural gas in the third quarter of 2011, compared to $75.02 per barrel of crude oil and $4.32 per Mcf of natural gas in the same quarter a year ago. The Company’s crude oil is advantaged by receiving Heavy Louisiana Sweet and Light Louisiana Sweet crude oil basis differentials.

Oil production for the first nine months of 2011 averaged 7,634 Bbls per day, comprised of 97% crude oil production and 3% natural gas liquids. Natural gas production averaged 18.9 Mmcf per day. Price realizations, all of which are stated before the impact of derivative instruments, averaged $108.51 per barrel for crude oil and $4.35 per Mcf of natural gas in the first nine months of 2011, compared to $76.05 per barrel of crude oil and $4.67 per Mcf of natural gas in the same period a year ago.

Hanna commented, “As projected, we have ramped up our oil-weighted capital program and are delivering a material increase in our oil production, currently at over 9,000 barrels of oil per day. This is particularly important because we are benefitting from high realizations due to the pricing received on our crude oil production that has recently been more closely correlated to Brent.”

Operating Expenses

Lease operating expenses (LOE) for the third quarter of 2011 totaled $19.3 million, while general and administrative (G&A) expenses were $4.5 million. Reported LOE included $0.8 million associated with expenses due to Tropical Storm Lee. G&A expenses included non-cash stock based compensation recorded in the third quarter of 2011 of $0.6 million.

LOE for the first nine months of 2011 totaled $52.5 million, while G&A expenses were $14.5 million for the same period. Reported G&A expenses for the first nine months of 2011 include non-cash stock based compensation of $1.8 million.

Liquidity and Capital Resources

As of September 30, 2011, the Company had unrestricted cash on hand of $87.3 million and $6.0 million of restricted cash. As announced in February of this year, EPL closed on its acquisition of producing Gulf of Mexico shelf properties. At that same time, the Company issued $210 million aggregate principal amount of 8.25% Senior Notes due 2018 and entered into a new $250 million credit facility with $150 million of undrawn revolving capacity.

As recently announced, EPL has executed a purchase and sale agreement to acquire additional oily interests primarily in the Company’s core MP complex for $80 million. EPL intends to fund the acquisition with cash on hand, currently estimated to be in excess of $90 million. Additionally, the Company has worked with its lenders to expand the borrowing base under its undrawn credit facility from $150 million to $200 million, which maintains substantial liquidity for the Company.

Hanna continued, “The February property acquisition through which we acquired our initial interest in the MP complex was an excellent transaction for EPL. Our bolt on purchase announced earlier this week would more than double our interests in this core MP complex, adding another layer of long-lived oil production with upside potential to our current asset base. Post transaction, debt levels remain low and we will maintain substantial liquidity through our expanded revolving credit facility and the generation of free cash flow. We have the technical capability and financial flexibility to remain acquisitive, with our focus on aggregating additional oil-weighted shallow water GOM properties while maintaining a conservative capital structure.”

Capital Expenditures and Operations Update

During the first nine months of 2011, capital expenditures on exploration and development activities totaled approximately $62.8 million. 2011 operational results to date include 25 successful development and exploration projects for an 86% success rate year to date. Of the 25 successful projects to date, the majority were within its core areas. The successful wells include 8 wells in its East Bay field, and 12 wells in its South Timbalier, Bay Marchand, and West Delta areas.

Major rig operations are ongoing, mainly executing additional development work, as well as opportunities within the Company’s exploration drilling program. Currently three wells are drilling, which are located at South Timbalier 41, Eugene Island 51, and Ship Shoal 72. The Company expects to initiate at least three more drillwells before the year end. For full year 2011, EPL expects to spend between $110 and $115 million on its development and exploration activities.

Hanna continued, “We remain encouraged by the performance of our core assets. Our high success rate so far this year is indicative of the low-risk nature of our development program, which is comprised of high quality, low cost recompletion and sidetrack opportunities. Our exploration program is also underway, which includes around a half dozen drilling opportunities with upside potential that we plan to execute in the fourth quarter. Looking forward into 2012, we will continue to execute on our inventory of development projects on a similar spend level to 2011. Additionally, we envision expanding the budget in 2012 to include more lower risk drilling opportunities in our existing fields as well as more high quality drilling prospects from our expanding prospect inventory.”

The Company continues to proactively spend on abandonment and decommissioning of its idle infrastructure. The Company spent approximately $25.9 million in the first nine months of 2011 on plugging and abandonment and other decommissioning activities. The 2011 program has plugged and abandoned 142 wells and performed 33 jacket and 4 platform removals to date. EPL plans to spend approximately $1.5 million more in its program before year end and expects to have abandoned 152 wells and removed 52 jackets and 4 platforms in total for the year. Within two to three years, EPL expects to be largely finished with the abandonment and decommissioning of its current idle infrastructure, which predominately resides within its East Bay field.

Stock Repurchase Program

In August 2011, the Board of Directors authorized a program for the repurchase of outstanding common stock for up to an aggregate cash purchase price of $20 million. To date, the Company has repurchased 590,000 shares at an aggregate cash purchase price of approximately $7.0 million. The repurchased shares are held in treasury and could be used to provide available shares for possible resale in future public or private offerings and employee benefit plans. As of November 1, the Company had approximately 39.6 million shares of common stock outstanding.

Third Quarter and Full Year 2011 Guidance

Hanna concluded, “Our fourth quarter oil production is expected to average above 9,000 barrels per day, a ramp up we projected would occur based upon our increased activity levels in the back half of this year. We should finish this year strong, with our full year 2011 EBITDAX expected to range between $210 million and $220 million, nearly a 50% increase over last year. This is all before the effects of our pending acquisition which is projected to increase ownership in the MP complex. We will update our fourth quarter and full year 2011 guidance when the acquisition closes, currently anticipated before the end of November.”

The guidance below excludes any effects of the recently announced acquisition to increase ownership in the MP complex; guidance will be updated when the acquisition closes, currently expected in November.

ESTIMATED EBITDAX RANGES

2011 EBITDAX Estimates Using the Production Guidance and Various Realized Prices (1)

Full Year 2011 Production Rate
8000 Bopd/16.5 Mmcf/d
Realized Prices($Bbl/$Mcf)
$100/$4.00	$210
$110/$4.00	$220

(1)	All EBITDAX figures are approximate using production and expense guidance and estimated realized hedging impacts

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

	4Q 2011			Full Year 2011
Net Production (per day)
Oil, including NGLs (Bbls)	9,100	—	9,300	~8,000
Natural gas (Mcf)	9,000	—	10,000	~16,500
% Oil, including NGLs (using midpoint of guidance)		85%		74%
WTI Swap Contracted Volume
Oil (barrels)		2,630		3,561
% of Oil swap contracted	29%	—	28%	45%
% of Boe swap contracted	25%	—	24%	33%
Average Swap Price Level		$90.80		$84.41

ESTIMATED EXPENSES (in Millions, unless otherwise noted)

Lease Operating (including energy insurance)	$16.5	—	17.5	$69.0	—	70.0
General & Administrative (cash and non-cash)	$4.5	—	5.5	$19.0	—	20.0
Taxes, other than on earnings (% of revenue)	3%	—	5%	3%	—	5%
Exploration Expense	$1.0	—	7.0	$3.3	—	9.3
DD&A ($/Boe)	$24.00	—	26.00	$24.00	—	26.00
Interest Expense (including amortization of discount and deferred financing costs)	$4.6	—	5.6	$17.0	—	18.0

Conference Call Information

EPL has scheduled a conference call for today, November 3, 2011 at 9:30 A.M. Central Time/10:30 A.M. Eastern Time, to review results for the third quarter of 2011. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 23043834.

The call will be available for replay beginning two hours after the call is completed through midnight of November 17, 2011. For callers in the United States and Canada, the toll-free number for the replay is (855) 859-2056. For international callers, the number is (404) 537-3406. The Conference I.D. for all callers to access the replay is 23043834.

The conference call will be webcast live as well as for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Webcasts” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; our ability to close the recently-announced acquisition of properties focused in the MP complex; risks and liabilities associated with the properties to be acquired in the acquisition; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Oil and natural gas	$84,853	$56,237	$244,866	$185,083
Other	31	34	97	104

	84,884	56,271	244,963	185,187

Costs and expenses:
Lease operating	19,266	12,857	52,505	40,974
Transportation	119	251	490	1,053
Exploration expenditures and dry hole costs	973	1,291	2,343	3,928
Impairments	5,523	12,366	19,197	24,020
Depreciation, depletion and amortization	26,496	25,323	73,081	81,284
Accretion of liability for asset retirement obligations	4,793	3,200	12,172	9,644
General and administrative	4,461	4,807	14,544	13,870
Taxes, other than on earnings	3,493	3,106	10,506	7,419
Other	4,108	256	6,140	747

Total costs and expenses	69,232	63,457	190,978	182,939

Income (loss) from operations	15,652	(7,186)	53,985	2,248

Other income (expense):
Interest income	37	8	64	105
Interest expense	(5,036)	(726)	(12,480)	(8,873)
Gain (loss) on derivative instruments	26,571	(3,918)	14,877	1,115
Loss on early extinguishment of debt	—	—	(2,377)	(5,627)

	21,572	(4,636)	84	(13,280)

Income (loss) before income taxes	37,224	(11,822)	54,069	(11,032)
Deferred income tax benefit (expense)	(13,766)	3,976	(20,117)	3,692

Net income (loss)	$23,458	$(7,846)	$33,952	$(7,340)

Net income (loss), as reported	$23,458	$(7,846)	$33,952	$(7,340)
Add back:
Unrealized loss (gain) due to the change in fair market value of derivative contracts	(28,059)	3,018	(31,122)	(8,298)
Impairments	5,523	12,366	19,197	24,020
Loss on early extinguishment of debt	—	—	2,377	5,627
Loss on abandonment activities	2,880	276	4,611	853
Deduct:
Income tax adjustment for above items	7,273	(5,262)	1,837	(7,438)

Adjusted Non-GAAP net income (loss)	$11,075	$2,552	$30,852	$7,424

EBITDAX Reconciliation:

Net income (loss), as reported	$23,458	$(7,846)	$33,952	$(7,340)
Add back:
Income taxes	13,766	(3,976)	20,117	(3,692)
Net interest expense	4,999	718	12,416	8,768
Depreciation, depletion, amortization and accretion	31,289	28,523	85,253	90,928
Impairments	5,523	12,366	19,197	24,020
Loss on extinguishment of debt	—	—	2,377	5,627
Exploration expenditures and dry hole costs	973	1,291	2,343	3,928
Loss on abandonment activities	2,880	276	4,611	853
Less impact of:
Unrealized (gain) loss due to the change in fair market value of derivative contracts	(28,059)	3,018	(31,122)	(8,298)

EBITDAX	$54,829	$34,370	$149,144	$114,794

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, loss on extinguishment of debt, exploration expenditures and dry hole costs, loss on abandonment activities and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$23,458	(7,846)	33,952	(7,340)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	26,496	25,323	73,081	81,284
Accretion of liability for asset retirement obligations	4,793	3,200	12,172	9,644
Unrealized loss (gain) on derivative contracts	(28,059)	3,018	(31,122)	(8,298)
Non-cash compensation	557	256	1,833	995
Repayment of PIK Notes issued for payment of in-kind interest	—	—	—	(3,395)
Deferred income taxes	13,783	(3,976)	20,117	(3,692)
Exploration expenditures	16	986	147	2,813
Impairments	5,523	12,366	19,197	24,020
Amortization of deferred financing costs and discount on debt	463	291	1,152	748
Loss on early extinguishment of debt	—	—	2,377	—
Other	2,880	276	4,611	853
Changes in operating assets and liabilities:
Trade accounts receivable	3,093	338	(6,430)	4,587
Other receivables	—	1,675	1,283	3,376
Prepaid expenses	(393)	(703)	(5,207)	(1,533)
Other assets	(849)	(280)	(862)	342
Accounts payable and accrued expenses	552	658	5,563	3,661
Other liabilities	(8,567)	(6,078)	(25,929)	(11,073)

Net cash provided by operating activities	$43,746	29,504	105,935	96,992

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	43,746	29,504	105,935	96,992
Changes in working capital	6,164	4,390	31,582	640
Non-cash exploration expenditures and impairments	(5,539)	(13,352)	(19,344)	(26,833)
Total exploration expenditures, dry hole costs and impairments	6,496	13,657	21,540	27,948

Discretionary cash flow	$50,867	$34,199	$139,713	$98,747

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management’s belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
PRODUCTION AND PRICING
Net Production (per day):
Crude Oil (Bbls)	7,753	5,385	7,377	5,601
Natural gas liquids (Bbls)	281	834	257	1,014

Oil (Bbls)	8,034	6,219	7,634	6,615
Natural gas (Mcf)	16,358	41,102	18,888	45,158
Total (Boe)	10,760	13,069	10,782	14,142
Average Sales Prices:
Crude Oil (Bbls)	$107.99	75.02	108.51	76.05
Natural gas liquids (Bbls)	57.83	35.54	55.26	40.54
Oil (Bbls)	106.23	69.72	106.71	70.60
Natural gas (per Mcf)	4.21	4.32	4.35	4.67
Average (per Boe)	85.72	46.77	83.19	47.94
Oil and Natural Gas Revenues (in thousands):
Crude Oil	$77,023	37,164	218,525	116,281
Natural gas liquids	1,495	2,727	3,885	11,226

Oil	78,518	39,891	222,410	127,507
Natural gas	6,335	16,346	22,456	57,576

Total	84,853	56,237	244,866	185,083

Impact of derivatives settled during the period (1):
Oil (per Bbl)	$(2.01)	(1.57)	(7.79)	(4.03)
Natural gas (per Mcf)	—	—	—	0.01

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$19.46	10.69	17.84	10.61
Depreciation, depletion and amortization	26.76	21.06	24.83	21.05
Accretion expense	4.84	2.66	4.14	2.50
Taxes, other than on earnings	3.53	2.58	3.57	1.92
General and administrative	4.51	4.00	4.94	3.59

(1)	The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$87,268	$33,553
Trade accounts receivable - net	27,264	21,443
Receivables from insurance	805	2,088
Fair value of commodity derivative instruments	12,588	186
Deferred tax assets	—	2,693
Prepaid expenses	8,630	3,303

Total current assets	136,555	63,266

Property and equipment	1,005,229	719,147
Less accumulated depreciation, depletion and amortization	(260,326)	(168,055)

Net property and equipment	744,903	551,092

Restricted cash	6,022	8,489
Fair value of commodity derivative instruments	6,400	—
Other assets	2,675	1,814
Deferred financing costs — net of accumulated amortization	5,603	2,245

	$902,158	$626,906

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,225	$18,358
Accrued expenses	47,679	28,394
Asset retirement obligations	23,676	16,902
Fair value of commodity derivative instruments	—	12,320
Deferred tax liabilities	6,537	—

Total current liabilities	96,117	75,974

Long-term debt	204,216	—
Asset retirement obligations	64,302	54,681
Deferred tax liabilities	33,339	22,469
Other	663	666

	398,637	153,790
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued 40,244,252 and 40,091,664 at September 30, 2011 and December 31, 2011, respectively; shares outstanding 39,777,907 and 40,091,664 at September 30, 2011 and December 31, 2010, respectively	40	40
Additional paid-in capital	504,540	502,556
Retained earnings (accumulated deficit)	4,472	(29,480)
Treasury stock, at cost, 466,345 shares at September 30, 2011	(5,531)	—

Total stockholders’ equity	503,521	473,116

	$902,158	$626,906